Grant Park Fund Weekly Commentary

For the Week Ended June 3, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Jul 2006 - Jun 2011)

Class	Week ROR	MTD JUNE 2011	YTD	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.1%	0.1%	-4.1%	6.4%	-2.4%	4.0%	5.8%	4.0%	12.4%	-16.4%	0.4	0.5
B**	0.1%	0.1%	-4.4%	5.8%	-3.1%	3.3%	N/A	3.3%	12.4%	-17.1%	0.3	0.4
Legacy 1***	0.1%	0.1%	-3.2%	8.1%	N/A	N/A	N/A	-0.3%	11.4%	-10.9%	0.0	0.0
Legacy 2***	0.1%	0.1%	-3.3%	7.7%	N/A	N/A	N/A	-0.6%	11.4%	-11.1%	0.0	-0.1
Global 1***	0.0%	0.0%	-4.4%	2.7%	N/A	N/A	N/A	-2.6%	10.7%	-13.3%	-0.2	-0.3
Global 2***	0.0%	0.0%	-4.5%	2.4%	N/A	N/A	N/A	-3.0%	10.7%	-13.5%	-0.2	-0.4
Global 3***	0.0%	0.0%	-5.2%	0.7%	N/A	N/A	N/A	-4.7%	10.7%	-14.6%	-0.4	-0.5

S&P 500 Total Return Index****	-2.3%	-3.3%	4.2%	28.5%	2.8%	2.6%	2.5%	2.6%	17.9%	-50.9%	0.2	0.2
Barclays Capital U.S. Long Gov Index****	0.3%	0.0%	4.3%	1.1%	6.6%	7.6%	7.1%	7.6%	11.2%	-12.3%	0.7	1.2

* Performance metrics are calculated using April 2011 month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	38%					36%
Energy	11%	Long	Heating Oil	2.7%	Long	11%	Long	Heating Oil	2.9%	Long
			Gasoline Blendstock	2.4%	Long			Gasoline Blendstock	2.2%	Long
Grains/Foods	12%	Long	Corn	3.0%	Long	11%	Long	Corn	2.9%	Long
			Soybeans	2.0%	Long			Soybeans	2.1%	Long
Metals	15%	Long	Gold	4.6%	Long	14%	Long	Gold	4.3%	Long
			Aluminum	4.3%	Long			Aluminum	4.2%	Long
FINANCIALS	62%					64%
Currencies	32%	Short $	Swiss franc	2.6%	Long	32%	Short $	Swiss franc	2.9%	Long
			U.S.Dollar/ Australian Dollar	2.6%	Long			Australian Dollar	2.8%	Long
Equities	7%	Long	KOSPI 200	0.8%	Long	7%	Short	Eurostoxx Index	1.2%	Short
			Dax Index	0.8%	Long			KOSPI 200	1.1%	Long
Fixed Income	23%	Long	U.S. 2-Year Treasury Notes	3.7%	Long	25%	Long	U.S. 2-Year Treasury Notes	4.4%	Long
			U.S. 10-Year Treasury Notes	3.7%	Long			U.S. 10-Year Treasury Notes	3.9%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

A smaller-than-expected increase in U.S. natural gas inventories supported the natural gas markets, moving prices higher. Crude oil prices fell slightly as weak U.S. manufacturing and jobless data put pressure on industrial demand forecasts.

Grains/Foods

Wheat prices fell in excess of 5% as the lift of a Russian grain export ban and rains in Western Europe helped ease recent supply concerns. Soybean markets rose due to forecasts for delayed planting caused by recent wet weather in U.S. farm regions. Sugar prices also moved higher as delays at key Brazilian ports caused supply concerns.

Metals

Industrial metals markets experienced losses because of weak consumer confidence and falling home prices in the U.S. Silver prices declined, prompted by selling from large commodity funds attempting to take advantage of recent downtrends. Gold markets finished the week slightly higher as U.S. dollar weakness prompted buying.

Currencies

The U.S. dollar endured heavy losses against counterparts as weak economic indicators put pressure on investor confidence. Benefitting from the dollar's decline was the Swiss franc, which served as a safe-haven alternative to the dollar. In Europe, optimism surrounding the approval of a new program designed to aid the Greek economy drove the euro higher.

Equities

Global equity markets predominantly declined as disappointing U.S. economic data fostered pessimism for domestic growth prospects. Also adding to the decline in the equity markets were reports showing weak manufacturing data from China.

Fixed Income

U.S. Treasury prices benefitted from sharp declines in the global equity markets and weak economic data. Bund prices experienced setbacks following news of an extended bailout plan for Greece, which could lead to an improvement in the European sovereign debt markets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.